Exhibit 99.6

We’ve just announced that Cloudera and Hortonworks have agreed to merge to form a single company. I want to explain the thinking behind the deal and the combination. Rob Bearden from Hortonworks has written up a post sharing his thoughts, as well.

First, remember the history of Apache Hadoop.

Google built an innovative scale-out platform for data storage and analysis in the late 1990s and early 2000s, and published research papers about their work. Doug Cutting and Mike Cafarella were working together on a personal project, a web crawler, and read the Google papers. The two of them started the Hadoop project to build an open-source implementation of Google’s system.

Yahoo quickly recognized the promise of the project. It staffed up a team to drive Hadoop forward, and hired Doug. That team delivered the first production cluster in 2006 and continued to improve it in the years that followed.

In 2008, I co-founded Cloudera with folks from Google, Facebook and Yahoo to deliver a big data platform built on Hadoop to the enterprise market. We believed then, and we still believe today, that the rest of the world would need to capture, store, manage and analyze data at massive scale. We were the first company to commercialize the software, building on the work done at Yahoo and other consumer internet companies.

Three years later, the core team of developers working inside Yahoo on Hadoop spun out to found Hortonworks. They, too, saw the enormous potential for data at scale in the enterprise. They had proven their ability to build and deliver the technology at Yahoo.

Since 2011, our two companies have each innovated to build better products and win more business. In the competitive world of data management, we can each look with respect at the success of the other. I’m proud of what we’ve done at Cloudera, and I’m impressed at what the team has accomplished at Hortonworks.

Open source software has made the competitive dynamic more interesting than it is for most companies. While we’ve each worked hard to create differentiation, we share an enormous amount of code in our products. Our development teams have collaborated on the original Hadoop software, and on newer entrants to the ecosystem like Apache Hive, Apache Spark and more -- a large and growing collection of projects aimed at massive data storage and analysis.

In the years since Cloudera and Hortonworks started, the competitive landscape has changed tremendously. Today, the market includes a growing collection of companies who recognize what we both knew early -- big data is a big deal. In the data center and in the cloud, there’s a proliferation of players, often building on technology we’ve created or contributed to, battling for share.

The opportunity has only grown with the advent of practical Internet of Things applications. The tremendous growth in both unstructured and structured data overwhelms traditional data warehouses. Machine learning brings new challenges, but also transformative power, to our customers. We have each innovated separately in those areas. We are both convinced that a scale-out, shared-nothing architecture -- the foundation of Hadoop -- is essential for IoT, data warehousing and ML. We both plan to help enterprises embrace those capabilities.

Besides that, our enterprise customers want us to deliver projects like Apache Nifi, Apache Spark and Apache Impala in the data center and in the public cloud. Efforts like the Cloud Native Computing Foundation, and the embrace of containerization and orchestration in the Hadoop ecosystem, making the platform easier to use and simpler to operate, behind the firewall and in the cloud.

That’s a future we can pursue better together. We remain committed to open source. Within our increasingly competitive space, we can innovate more effectively together than we can alone, , collaborating in every way to deliver cloud-native products in the data center and in the public cloud, can continue to lead the market and innovate in the way we each have done independently for so long.

I couldn’t be more pleased about bringing these two companies together. Here’s what you can expect in the months to come.

We’re announcing the combination today, but we don’t expect the deal to close for several months. We’ll undergo the normal regulatory review that any merger of scale involving public companies gets, and the shareholders from both companies will have to meet and approve the deal.

Between now and the close date, we remain independent companies. Our customers are running our respective products. Our sales teams are working separate from each other with current and new customers to win more business and to make those customers successful. We’ll both continue to do that.

Customers who are running CDH, HDP and HDF are getting a new promise. Those product lines will each be supported and maintained for at least three years from the date our merger closes. Any customer who chooses either can be sure of a long-term future for the platform selected.

Our partners should find that the combination helps them, too. We each have large partner communities. Our partners will benefit from a single standard to build on, and a larger company with more customers to work with.

We have each recently made major new platform releases. Hortonworks version 3 and Cloudera version 6 both shipped this past summer. That turns out to be a fortunate coincidence.

We’ve both rebased our latest products on the current open source project releases, meaning our development lines are closer than they’ve been in some time. We expect to move quickly to combine the two into a single “unity” release at some point after we close the transaction.

Over the long term, we’ll enhance that single coherent platform to include all the features we each had developed separately, so that customers can safely upgrade from their current Hortonworks or Cloudera installations to the new product. Given our maintenance promise, those customers will be able to make that decision when it makes business sense. Their current workloads are safe.

In the meantime, each of us also has unique product offerings. Hortonworks offers its Hortonworks DataFlow, or HDF, product for streaming and IoT workloads. Cloudera offers the Cloudera Data Science Workbench (CDSW) and Workload Experience Manager (Workload XM). We’ll work quickly to cross-port those products so they work with both our respective platforms, so that current customers of either company have access to all the innovative products of both.

Both companies started because we believed deeply in the power of data. Since the very earliest days of Hadoop, we’ve worked -- separately, as companies, and together, in the open source community -- to prove that belief correct.

Together, we’ll accelerate innovation for our customers and the community. Working as one, we’ll extend the broad Hadoop ecosystem with containerization and orchestration, making it more elastic and more self-service. We are uniquely positioned to deliver the first enterprise data cloud, from the edge to AI.

Forward!

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. Such statements are subject to risks and uncertainties that include, but are not limited to: (i) Cloudera or Hortonworks may be unable to obtain stockholder approval as required for the merger; (ii) other conditions to the closing of the merger may not be satisfied; (iii) the merger may involve unexpected costs, liabilities or delays; (iv) the effect of the announcement of the merger on the ability of Cloudera or Hortonworks to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom Cloudera or Hortonworks does business, or on Cloudera’s or Hortonworks’ operating results and business generally; (v) Cloudera’s or Hortonworks’ respective businesses may suffer as a result of uncertainty surrounding the merger and disruption of management’s attention due to the merger; (vi) the outcome of any legal proceedings related to the merger; (vii) Cloudera or Hortonworks may be adversely affected by other economic, business, and/or competitive factors; (viii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ix) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (x) the risk that Cloudera or Hortonworks may be unable to obtain governmental and regulatory approvals required for the transaction, or that required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could reduce the anticipated benefits from the proposed transaction or cause the parties to abandon the proposed transaction; and (xi) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all. Additional factors that may affect the future results of Cloudera and Hortonworks are set forth in their respective filings with the Securities and Exchange Commission (SEC), including each of Cloudera’s and Hortonworks’ most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. See in particular Item 1A of Part II of Cloudera’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2018 under the heading “Risk Factors” and Item 1A of Part II of Hortonworks’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 under the heading “Risk Factors.” The risks and uncertainties described above and in Cloudera’s most recent Quarterly Report on Form 10-Q and Hortonworks’ most recent Quarterly Report on Form 10-Q are not exclusive and further information concerning Cloudera and Hortonworks and their respective businesses, including factors that potentially could materially affect its business, financial condition or operating results, may emerge from time to time. Readers are urged to consider these factors carefully in evaluating these forward-looking statements. Readers should also carefully review the risk factors described in other documents that Cloudera and Hortonworks file from time to time with the SEC. The forward-looking statements in this press release speak only as of the date of this press release. Except as required by law, Cloudera and Hortonworks assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed merger or otherwise. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

In connection with the proposed merger between Cloudera and Hortonworks, Cloudera intends to file a registration statement on Form S-4 containing a joint proxy statement/prospectus of Cloudera and Hortonworks and other documents concerning the proposed merger with the SEC. The definitive proxy statement will be mailed to the stockholders of Cloudera and Hortonworks in advance of the special meeting. BEFORE MAKING ANY VOTING DECISION, CLOUDERA’S AND HORTONWORKS’ RESPECTIVE STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY EACH OF CLOUDERA AND HORTONWORKS WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain a free copy of the joint proxy statement/prospectus and other documents containing important information about Cloudera and Hortonworks, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Cloudera and Hortonworks make available free of charge at www.cloudera.com and www.hortonworks.com, respectively (in the “Investor Relations” section), copies of materials they file with, or furnish to, the SEC. The contents of the websites referenced above are not deemed to be incorporated by reference into the registration statement or the joint proxy statement/prospectus.

Participants in the Solicitation

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Cloudera, Hortonworks and their respective directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the stockholders of Cloudera and Hortonworks in connection with the proposed merger. Information regarding the special interests of these directors and executive officers in the proposed merger will be included in the joint proxy statement/prospectus referred to above. Security holders may also obtain information regarding the names, affiliations and interests of Cloudera’s directors and executive officers in Cloudera’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018, which was filed with the SEC on April 4, 2018, and its definitive proxy statement for the 2018 annual meeting of stockholders, which was filed with the SEC on May 16, 2018. Security holders may obtain information regarding the names, affiliations and interests of Hortonworks’ directors and executive officers in Hortonworks’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on March 15, 2018, and its definitive proxy statement for the 2018 annual meeting of stockholders, which was filed with the SEC on April 24, 2018. To the extent the holdings of Cloudera securities by Cloudera’s directors and executive officers or the holdings of Hortonworks securities by Hortonworks’ directors and executive officers have changed since the amounts set forth in Cloudera’s or Hortonworks’ respective proxy statement for its 2018 annual meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals in the proposed merger will be included in the joint proxy statement/prospectus relating to the proposed merger when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov, Cloudera’s website at www.cloudera.com and Hortonworks’ website at www.hortonworks.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the registration statement or the joint proxy statement/prospectus.